Securities and Exchange Commission

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant To Section 13 or 15(d) Of

The Securities Exchange Act of 1934

Date of Report:  January 24, 2013

RICK'S CABARET INTERNATIONAL, INC.

(Exact Name of Registrant As Specified in Its Charter)

Texas	001-13992	76-0458229
(State Or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10959 Cutten Road

Houston, Texas 77066

(Address of Principal Executive Offices, Including Zip Code)

(281) 397-6730

(Issuer’s Telephone Number, Including Area Code)

ITEM 3.02	Unregistered Sale of Equity Securities.

On January 24, 2013, we sold to an investor (i) a 10% Convertible Debenture with a principal amount of $3,000,000 (the “Debenture”), under the terms and conditions set forth in the Debenture, and (ii) a warrant to purchase a total of 60,000 shares of our common stock (the “Warrant”), under the terms and conditions set forth in the Warrant. The Debenture has a term of two years, is convertible into shares of our common stock at a conversion price of $10.00 per share (subject to adjustment), and has an annual interest rate of 10%, with one initial payment of interest only due July 24, 2013, and thereafter, the principal amount is payable in six equal quarterly principal payments of $500,000 plus accrued and unpaid interest. Six months after the issue date of the Debenture, we have the right to redeem the Debenture if our common stock has a closing price of $13.00 (subject to adjustment) for 20 consecutive trading days. The Warrant has an exercise price of $10.00 per share (subject to adjustment) and expires on January 24, 2015. In the event there is an effective registration statement registering the shares of common stock underlying the Warrant, we have the right to require exercise of the Warrant if our common stock has a closing price of $13.00 (subject to adjustment) for 20 consecutive trading days. We sold the Debenture and Warrant to the investor in a private transaction and received consideration of $3,000,000. Brean Capital, LLC acted as exclusive placement agent for the transaction and received a placement fee of 6% of the gross proceeds raised.

The securities sold qualified for exemption from registration under Rule 506 of Regulation D promulgated under Section 4(2) of the Securities Act of 1933. The sale of securities did not involve a “public offering” based upon the following factors: (i) the sale of the securities was an isolated private transaction; (ii) a limited number of securities were issued to a single offeree; (iii) there was no public solicitation; (iv) the offeree was an “accredited investor”; (v) the investment intent of the offeree; and (vi) the restriction on transferability of the securities issued.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

RICK'S CABARET INTERNATIONAL, INC.

Date: January 24, 2013	By:	/s/ Eric Langan
Eric Langan
President and Chief Executive Officer